Exhibit 10.12

EXCLUSIVITY AGREEMENT

THIS EXCLUSIVITY AGREEMENT (the “Exclusivity Agreement”) is entered into on 3 June 2020 by and between:

(1)

Asia First Holdings Limited, a company incorporated under the laws of Hong Kong, with registered address at 11/F Tower 1 Tern Centre, 237 Queen’s Road, Central Hong Kong and with business registration number 2730016, (“Asia First”); and

(2)

East LNG Pte. Ltd., a company incorporated under the laws of Singapore, with registered address at 7500A Beach Road, #14-302 The Plaza, Singapore (199591) and with business registration number 201622928W, (“East LNG”); and

(Asia First and the East LNG hereinafter collectively referred to as the “Parties” or, individually, a “Party”).

BACKGROUND:

(A)	Asia First is 100% controlled by Crown LNG Holding AS, a company incorporated in Norway with business registration number 817 120 962.

(B)	East LNG owns 525,000 of the total 526,000 shares issued in Krishna Godavari LNG Terminal Private Limited (“KGLNG”).

(C)

KGLNG holds an approved licence valid for 35 years (Order no. 286/APPCB/CFE/RO-KKD/HO/2016) dated 8th of June 2016 by the competent authority of Andhra Pradesh, as amended from time to time (the “Licence”) to establish and operate an offshore LNG import and regasification terminal (the “Re-gas Terminal”) at Kakinada Deep Water Port, including all connected licences and sub-licenses (the “Project”). Further information on the Project and the general Project scope is set out in Appendix 1 hereto.

(D)

The development of the Project involves, among others, the design construction, commissioning and start-up of the Re-gas Terminal and the sub-sea pipeline (the “Sub-sea Pipeline”) from the Re-gas Terminal to the onshore receiving facility (the “Onshore Facility”) which will be the connection and landfall point between the Sub-sea Pipeline and the onshore pipeline. The Onshore Facility also includes the required gas metering facilities.

(E)	KGLNG as licensee and operator has adopted an overall development strategy for the Project as further detailed in (F) to (I) below.

(F)	KGLNG will develop, own and operate the Onshore Facility.

(G)

KGLNG wants Asia First to develop, own and operate the Re-gas Terminal and the Sub-sea Pipeline. The Sub-sea Pipeline includes the connection between the Re-gas Terminal and the Sub-sea Pipeline (the “Riser”).

(H)	KGLNG will enter into long-term bankable terminal user agreements (“TUAs”) with LNG/gas buyers.

(I)

KGLNG will enter into a bankable lease agreement(s) with Asia First or any of its subsidiaries or nominees for the exclusive use of the full capacity of the Re-gas Terminal and the Sub-sea Pipeline for the lifetime of the Re-gas Terminal and the Sub-sea Pipeline facilities.

(J)

The Parties have agreed to enter into this Exclusivity Agreement for the purpose of setting out the terms on which the Asia First is to be granted the exclusive rights to develop, operate, own and lease to East LNG the Re-gas Terminal and the Sub-sea Pipeline, the Parties’ scope of work and certain commercial terms with respect to the Project.

NOW, THEREFORE, the Parties have agreed as follows:

1	EXCLUSIVITY

1.1

East LNG hereby grants to Asia First the exclusive right to (directly or through its subsidiary or other affiliate or nominee) develop, operate, own and lease to East LNG the Re-gas Terminal and the Sub-sea Pipeline (the “Exclusive Rights”) on the terms set out in this Exclusivity Agreement.

1.2

East LNG shall not, directly or indirectly, and ensure that KGLNG shall not, enter into any negotiations or agreements or otherwise pursue any alternative solutions for the development of or in relation to the Licence and/or the Kakinada Deep Water Port, including all connected licences and sub-licenses.

1.3	East LNG shall at all times maintain its shareholding of 525,000 shares of the total 526,000 shares in KGLNG and shall ensure that KGLNG remains the sole holder of the Licence.

2	SCOPE OF WORK AND RESPONSBILITIES PRIOR TO FID

2.1

In consideration of Asia First being granted the Exclusive Rights, Asia First agrees to complete the items listed in Appendix 2 Part A prior to a final investment decision (“FID”) having been made with respect to the Project and to complete the items listed in Appendix 2 Part B after FID. Asia First shall at any time have the right to subcontract any part of the work.

2.2	East LNG agrees to complete the items listed in Appendix 3 Part A prior to FID and to complete the items listed in Appendix 3 Part B after FID having been made with respect to the Project.

2.3	Both parties shall use their reasonable endeavours to ensure that FID is achieved no later than [31 December 2022] (the “FID Long Stop Date”).

3	LEASE OF RE-GAS TERMINAL AND SUB-SEA PIPELINE

3.1

East LNG shall ensure that KGLNG shall negotiate and enter into lease agreement(s) for the Re-gas Terminal and the Sub-sea Pipeline with Asia First (or any of its subsidiaries or nominees) (the “Lease Agreements”). The lease payable by KGLNG under the Lease Agreements shall be on a day-rate basis and shall be payable regardless of actual utilised capacity (the “Day Rate”).

3.2

The Day Rate to be agreed in the Lease Agreement shall be calculated based on the total project economics and shall ensure that Asia First or its subsidiary or other affiliate secures an asset IRR in the range of 15-25%.

3.3	The Lease Agreement shall otherwise be based on market terms and on terms acceptable from a project finance perspective.

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4	FINANCING OF THE RE-GAS TERMINAL AND THE SUB-SEA PIPELINE

4.1

Asia First shall arrange project financing for the development, construction and installation of the Re-gas Terminal and the Sub-sea Pipeline (the “Re-gas Terminal and the Sub-sea Pipeline Project Financing”), including: :

(a)

the development capital (equity) required until FID, i.e. all funding required in order complete the scope of work set out in Appendix 2 Part A and to develop the Re-gas Terminal and the Sub-sea Pipeline to successful FID; and

(b)	the construction capital (equity and debt) required from FID until start of operation for the Re-gas Terminal and the Sub-sea Pipeline.

East LNG shall pledge all of its shares in KGLNG as security whenever required for the Re-gas Terminal and the Sub-sea Pipeline Project Financing.

4.2	KGLNG shall arrange project financing for the Onshore Facility, including:

(a)	the development capital (equity) required until FID, i.e. all funding required order to complete the scope of work set out in Appendix 3 Part A and develop the Onshore Facility to successful FID; and

(b)	the construction capital (equity and debt) required from FID until start of operation for the Onshore Facility.

5	IP RIGHTS

5.1

All intellectual property rights (including, but not limited to, trademarks, copyrights, patents, patent applications, know-how, trade secrets, inventions, suggestions for possible product improvements and other developments, and any other information which is not commonly known) which result from each Party’s work done before or after the date of this Agreement shall be the exclusive property of the respective Party.

5.2

The specific engineering design and solutions developed for the Re-gas Terminal and the Sub-sea Pipeline (the “Proprietary Process Flow Design”), shall belong to and be the sole legal and beneficial property of Asia First or any of its affiliates.

6	ASSIGNMENT

6.1	Neither Party may assign its rights and obligations under this Exclusivity Agreement, nor any interest in this Exclusivity Agreement, without the prior written approval of the other Party.

6.2

In the event that prior written approval to assignment is given by the other Party, the terms and provisions of this Exclusivity Agreement shall extend to and be binding upon the Parties’ successors and/or assignees.

6.3	Notwithstanding the above, Asia First shall have the right to assign its rights under this Agreement as security for the Re-gas Terminal and the Sub-sea Pipeline Project Financing.

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7	DURATION

7.1	This Exclusivity Agreement is valid for the duration of the Licence unless terminated pursuant to clause 8.

8	TERMINATION

8.1	Asia First may, without prejudice to its other rights or remedies, give written notice to East LNG to terminate this Exclusivity Agreement in the following events;

8.1.1

East LNG is in material breach of this Exclusivity Agreement and the breach is not capable of remedy; or East LNG has failed to remedy the breach within [thirty (30)] days after receiving written notice requiring it to do so;

8.1.2	East LNG is in breach of Clause 1 (Exclusivity). In such event Asia First can terminate the Agreement with immediate effect;

8.1.3	FID has not been achieved by the FID Long Stop Date and this is a result of any act or omission on the part of East LNG; or

8.1.4	any form of insolvency or bankruptcy proceedings or general agreement with creditors, including general cancellation of payments have been initiated in relation to East LNG or KGLNG.

8.2	East LNG may, without prejudice to its other rights or remedies, give written notice to Asia East to terminate this Exclusivity Agreement in the following events;

8.2.1

Asia First is in material breach of this Exclusivity Agreement and the breach is not capable of remedy; or Asia First has failed to remedy the breach within [thirty (30)] days after receiving written notice requiring it to do so;

8.2.2	FID has not been achieved by the FID Long Stop Date and this is a result of any act or omission on the part of Asia Fist;

8.2.3

any form of insolvency or bankruptcy proceedings or general agreement with creditors, including general cancellation of payments have been initiated in relation to Asia First. 8.3 If the event of termination of the Agreement by Asia First under [Clause 8.1.2 or 8.1.3] above, East LNG shall no later than 30 days after the date of termination pay to Asia First a termination fee in the amount of USD 100,000,000.

9	NO PARTNERSHIP OR AGENCY

9.1	Nothing contained in this Exclusivity Agreement shall create or be construed as creating any partnership, agency, employment or fiduciary relationship between the Parties.

9.2	No Party shall incur or commit to any obligation on behalf of the other Party without obtaining the prior written consent of the other Party.

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10	CONFIDENTIALITY

10.1

The Parties shall treat this Exclusivity Agreement and all information disclosed by one Party to the other Party during the duration of the Exclusivity Agreement, as well as results of the Exclusivity Agreement, as confidential, except to the extent that disclosure is required to develop and fund the Project.

11	MISCELLANEOUS

11.1	Each of Asia First and East LNG shall carry its own costs in connection with the entering into and the performance of this Exclusivity Agreement.

11.2

This Exclusivity Agreement constitutes the entire agreement between the Parties and supersedes all oral and written promises, undertakings, representations, warranties or statements made prior to the date of this Exclusivity Agreement relating to its subject matter. Each of the Parties acknowledges that in entering into this Exclusivity Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation assurance or warranty (whether or not made negligently) other than is expressly set out in this Exclusivity Agreement.

11.3	This Exclusivity Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

11.4	No amendment to this Exclusivity Agreement shall be effective unless agreed by each of the Parties in writing.

11.5

If, at any time, any provision of this Exclusivity Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, the legality, validity or enforceability of the remaining provisions will not in any way be affected or impaired. The Parties agree to substitute for any invalid, illegal or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

12	GOVERNING LAW AND DISPUTE RESOLUTION

12.1

This Exclusivity Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter, formation or termination shall be governed by and construed in accordance with English law.

12.2

If a dispute arises in connection with this Exclusivity Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute amicably. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each party shall be entitled to terminate these negotiations by written notification to the other Party at any time.

12.3

Any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Exclusivity Agreements or its subject matter, formation or termination shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The seat of arbitration shall be London, United Kingdom. The language to be used in the arbitration proceeding shall be English. Any production of documents shall be

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limited to the documents on which each Party specifically relies in its submission(s). Consolidation of arbitrations pending under the Rules into a single arbitration shall only be possible if the Parties have agreed to consolidation. The unsuccessful Party shall bear the costs of the arbitral proceedings. However, the arbitral tribunal may take into account the extent to which each Party has conducted the arbitration in an expeditious and cost-effective manner.

*****

Signature pages follows

Asia First Holdings Limited	East LNG Pte. Ltd.

/s/ Jørn Skule Husemoen	/s/ Srinivasa Rao Devavarapu
Name: Jørn Skule Husemoen	Name: Srinivasa Rao Devavarapu
Position: Director	Position: Director

East LNG Pte. Ltd.

Name: Meyer Herman
Position: Director

East LNG Pte. Ltd.

Name: Patel Anand Rameshchandra
Position: Trustee

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APPENDIX 1

Project information

1.

The Kakinada Deep Water Port (the Port of Kakinada) offers a very strategic location for the development and operation of an LNG import facility, and related infrastructure, to meet the increasing demand of its hinterland and its proximity to gas-fired power plants. Furthermore, the public utility pipeline of the Gas Authority of India Limited (GAIL) runs parallel to the Kakinada Port connecting it to all power plants and other projects located within accessible radius from the Port. In addition, the East-West Connector Pipeline, owned and operated by Reliance India can help the Project to connect and distribute gas through the larger Indian National Gas Grid System.

2.

The initial estimate of demand in these sectors is equivalent to about 3.60 million tons of LNG per year. With the expansion of the industrial sector and construction of new independent power producers, it is likely that the LNG demands in the area increases to around 7.20 million tons per year in the near future. It is expected that import of LNG will help to spur additional industrial and commercial growth that would benefit from the availability of natural gas and lower energy prices.

3.	The Kakinada LNG import port project is a project for the establishment and operation of an LNG import port at the Kakinada Deep Water Port.

Project scope

The scope of the project is to develop the Project and includes design, construction, installation, commissioning and start-up of the following:

(a)	the Re-gas Terminal;

(b)	the Sub-sea Pipeline;

(c)	the connection between Re-gas terminal and the Sub-sea Pipeline (Riser);

(d)	the connection between the Sub-sea Pipeline and the Onshore Facility; and

(e)	the Onshore Facility.

The main characteristics of the Re-gas Terminal and Sub-sea Pipeline are as follows:

(a)	LNG Storage capacity 210.000 m3;

(b)	capacity to re-gas 7.2 million tonnes LNG per year;

(c)	self-sufficient with respect to required electrical power and utilities; and

(d)	the Sub-sea Pipeline is approx. 19 km long.

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APPENDIX 2 (ASIA FIRST SCOPE OF WORK)

Part A – Pre Final Investment Decision items:

1.

Technical development of the Project up until definition and “freeze” of all main technical parameters – the pre-FEED and FEED activities. To ensure a consistent overall system design, Asia First will take the responsibility for pre-FEED and FEED engineering also for the Onshore Facility. The level of detail of the engineering work must be acceptable to the international banks providing debt funding to the project.

2.	Preparation of technical input to the required “Change of Technology” in the existing Licence to establish and operate the LNG Import Port in the Port of Kakinada.

3.	Carry out any necessary engineering or re-engineering related the Sub-sea Pipeline.

4.	Carry out any necessary sea-bed surveys.

5.	Develop the EPCIC contract(s) for the execution of the Re-gas Terminal and the Sub-sea Pipeline.

6.	Support KGLNG in the development of the Lease Agreements to be entered into between Asia First and KGLNG with respect to the Re-gas Terminal and the Sub-sea Pipeline.

7.	Support KGLNG in the development of the Terminal User Agreement(s) (TUAs), to be executed by KGLNG.

8.	Project financing for the development, construction and installation of the Re-gas Terminal and the Sub-sea Pipeline (the “Re-gas Terminal and the Sub-sea Pipeline Project Financing”), including:

a.

the development capital (equity) required until FID, i.e. all funding required in order complete the scope of work set out in Appendix 2 Part A and to develop the Re-gas Terminal and the Sub-sea Pipeline to successful FID; and

b.	the construction capital (equity and debt) required from FID until start of operation for the Re-gas Terminal and the Sub-sea Pipeline.

Part B – Post Final Investment Decision items:

1.	Execute the EPCIC Contracts for the Re-gas Terminal and the Sub-sea Pipeline.

2.	Project Management of the construction and installation of the Re-gas Terminal (the EPCIC Contract).

3.	Project Management of the construction and installation of the Sub-sea Pipeline (the EPCIC Contract).

4.	Prepare for operation of the Re-gas Terminal.

5.	Prepare for operation of the Sub-sea Pipeline.

6.	Operation and Maintenance of the Re-gas Terminal for the term of the Lease Agreement(s).

7.	Operation and Maintenance of the Sub-sea Pipeline for the term of the Lease Agreement(s).

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APPENDIX 3 (KGLNG SCOPE OF WORK)

Part A – Pre Final Investment Decision items:

1.

Carry out the required “Change of Technology” process for the existing license to establish and operate The LNG Import Port at the Kakinada Deep Water Port. This to receive a full year operations licence.

2.	Enter into binding Terminal User Agreements with Terminal Users.

3.	Finalise the terms of the Lease Agreement(s).

4.	Develop the EPCIC contract(s) for the Onshore Facilitiy.

5.	Ensure that the Licence to establish and operate an offshore LNG import and regasification terminal at the Port of Kakinada is current and in good standing for the lifetime of the Project.

6.	Ensure that the Licence is 100% owned by KGLNG.

7.	Grant Asia First the exclusive rights to the use of the License as guarantee for project financing of the Project.

Part B – Post Final Investment Decision items:

1.	Ensure that the Licence is current and in good standing.

2.	Ensure that the Licence is 100% owned by KGLNG.

3.	Ensure that all necessary approvals, permits and licenses to operate are current and are in good standing.

4.	Execute the EPCIC Contract for the Onshore Facility.

5.	Project Management of the construction and installation of the Onshore Facility.

6.	Planning LNG deliveries to the Re-gas Terminal together with Terminal Users. It is assumed that the Terminal Users will arrange for and deliver LNG to the Re-gas Terminal.

7.	Prepare for operation of the Onshore Facility.

8.	Operation and Maintenance of the Onshore Facility for the lifetime of the facility.

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